Exhibit 4.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

LANEAXIS, INC.

CONVERTIBLE PROMISSORY NOTE

$[_______________]	[ISSUE DATE]

San Diego, California

FOR VALUE RECEIVED, Laneaxis, Inc., a Delaware corporation (the “Company”), promises to pay to [____________________] (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of [__________] Dollars ($[_________]), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 4% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) _________, 20181 (the “Maturity Date”), (ii) upon occurrence of an Equity Financing (as defined below), (iii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Investor or made automatically due and payable in accordance with the terms hereof, or (iv) upon the occurrence of a Change of Control, prior to the closing of the same, as set forth in Section 7(b) below. This Note is one of the “Notes” issued pursuant to that certain Note Purchase Agreement dated January 17, 2017 (as amended, modified or supplemented, the “Note Purchase Agreement”) between the Company and the Investors (as defined in the Note Purchase Agreement).

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Change of Control” shall mean the occurrence of (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors of the Company (other than as a result of an equity financing by the Company), (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

[1]	18 months from the date of the applicable Closing.

(b) “Company” means the Company and any Person which shall succeed to or assume the obligations of the Company under this Note.

(c) “Event of Default” has the meaning given in Section 5 hereof.

(d) “Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(e) “Majority in Interest” shall mean the holders of at least Fifty percent (50%) of the aggregate outstanding principal amount of the Notes issued pursuant to the Note Purchase Agreement.

(f) “Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of the Company, (ii) the ability of the Company to pay or perform the Obligations in accordance with the terms of this Note and the Note Purchase Agreement and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under the Note Purchase Agreement and this Note, or (iii) the rights and remedies of Investor under this Note, the Note Purchase Agreement or any related document, instrument or agreement.

(g) “Note Purchase Agreement” has the meaning given in the introductory paragraph hereof.

(h) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(i) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(j) “Securities Act” shall mean the Securities Act of 1933, as amended.

(k) “Transaction Documents” shall mean this Note, each of the other Notes issued under the Note Purchase Agreement and the Note Purchase Agreement.

2. Interest. Accrued and unpaid interest on this Note shall be payable at maturity.

3. Prepayment.

(a) Voluntary Prepayment. This Note may be prepaid in whole or in part without penalty at any time prior to the Maturity Date. In the event of prepayment, (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes issued under the Note Purchase Agreement on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note and (ii) any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

(b) Payment Upon the Equity Financing Date. Prior to the Maturity Date and unless converted as set forth in Section 7 below, all outstanding principal and accrued and unpaid interest under the Notes will be due and payable upon demand of the Investor on or following the Equity Financing Date.

(c) Payment Upon the Maturity Date. In the event that the Note is not converted prior to the Maturity Date in accordance with Section 7 below, all outstanding principal and accrued and unpaid interest under the Notes will be due and payable upon demand of the Majority in Interest of Investors on or following the Maturity Date.

4. Certain Covenants.

(a) Notice of Default. Promptly following the occurrence of an Event of Default, the Company shall furnish to Investor written notice of the occurrence thereof.

(b) Reservation of Stock Issuable Upon Conversion. The Company shall use commercially reasonable efforts to reserve and keep available out of its authorized but unissued shares of stock, solely for the purpose of effecting the conversion of this Note, such number of shares as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, without limitation of such other remedies as shall be available to the holder of this Note, Company will use commercially reasonable efforts to take such corporate action as may, in the opinion of Investor counsel, be necessary to increase its authorized but unissued shares of stock to such number of shares as shall be sufficient for such purposes.

5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the Note Purchase Agreement:

(a) Failure to Pay. The Company shall fail to pay when due any principal or interest payment on the due date hereunder and such payment shall not have been made within thirty (30) business days of the Company’s receipt of Investor’s written notice to the Company of such failure to pay; or

(b) Other Payment Obligations. The Company shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by such Person (excluding this Note and the other Notes issued pursuant to the Note Purchase Agreement but including any other evidence of indebtedness of the Company to Investor) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, indebtedness in an aggregate amount of $50,000 or more to become due prior to its stated date of maturity, which failure to make payment or default could reasonably be expected to result in a Material Adverse Effect to the Company; or

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

6. Rights of Investor upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 5(c) or 5(d)) and at any time thereafter during the continuance of such Event of Default, Investor may, with the consent of the Majority in Interest, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 5(c) and 5(d), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note Purchase Agreement to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Investor may exercise any other right, power or remedy granted to it by the Note Purchase Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

7. Conversion.

(a) Optional Conversion Upon an Equity Financing. In the event the Company consummates, prior to the Maturity Date, an equity financing pursuant to which it sells shares of a series of preferred stock of the Company in exchange for the payment of the purchase price of such stock in cash, provided that the majority purchaser in such a transaction is not a current stockholder of the Company, and with the principal purpose of raising capital (such transaction, an “Equity Financing”; the date on which such transaction occurs, the “Equity Financing Date”), then all or a portion of outstanding principal amount and accrued and unpaid interest under this Note shall be convertible at the option of the Investor into shares of the preferred stock of the Company issued in such Equity Financing (the “Preferred Stock”) at a purchase price equal to the share price of the Common Stock of the Company as of the date of the Note Purchase Agreement ($0.61 per share) and on the same terms as the other investors that purchase the Preferred Stock in the Equity Financing.

(b) Payment or Conversion upon Change of Control. If this Note has not been repaid or converted pursuant to the terms herein prior to a Change of Control, then upon a Change of Control, at the Investor’s option, either (i) an amount equal to 200% of the outstanding principal amount of this Note plus 100% of all accrued and unpaid interest thereon shall be due and payable by the Company to the Investor, or (ii) all principal outstanding under the Note shall convert into shares of preferred stock of the Company immediately prior to such Change of Control. The Company shall give the Investor ten (10) days prior written notice of any proposed Change of Control. In the event of the conversion of this Note into shares of preferred stock in connection with the Change of Control, such principal shall convert into the number of shares of preferred stock determined by multiplying two (2) by the amount equal to (i) the sum of all unpaid principal (not including any accrued interest thereon) of this Note as of the date of conversion divided by (ii) the share price of $0.61 per share.

(c) Optional Conversion. If the Company has not consummated an Equity Financing or a Change of Control, then, at any time on or prior to the Maturity Date, upon the written election of the holder or holders of at least a majority of the issued and outstanding shares of the Company in the aggregate, the outstanding principal amount of this Note, shall be converted into the number of fully paid and nonassessable shares of the Company’s preferred stock determined by dividing (i) the sum of all unpaid principal (not including any accrued interest thereon) of this Note as of the date of conversion by (ii) the share price of $0.61 per share.

(d) Mechanics of Conversion; Fractional Shares; Interest; Effect of Conversion. Upon conversion of this Note under this Section 7, the Investor hereby agrees to execute and deliver to the Company all transaction documents related to such conversion, including a purchase agreement and other ancillary agreements, as applicable, with customary representations and warranties and transfer restrictions (including a 180 day lock-up agreement in connection with an initial public offering), and having the same terms as those agreements entered into by the other purchasers of the stock, as applicable. In addition, before the Investor shall be entitled to convert this Note into shares of Company stock under this Section 7, the Investor shall surrender this Note, duly endorsed, at the office of the Company. The Investor shall give written notice to the Company at its principal corporate office, of the election to convert this Note pursuant to this Section, and shall state therein the amount of the unpaid principal amount of this Note to be converted and the name or names in which the certificate or certificates for shares of preferred stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to Investor a certificate or certificates for the number of shares of preferred stock to which Investor shall be entitled upon conversion (bearing such legends as are required by the purchase agreement and applicable state and federal securities laws in the opinion of counsel to the Company), together with a replacement Note (if any principal amount is not converted) and any other securities and property to which Investor is entitled upon such conversion under the terms of this Note, including a check payable to Investor for any cash amounts payable as described herein. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note, and the Person or Persons entitled to receive the shares of preferred stock upon such conversion shall be treated for all purposes as the holder of record of such shares of preferred stock as of such date. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid to the Company pursuant to the previous sentence.

8. Subordination. This Note is an unsecured obligation of the Company and is subordinate and junior in right of payment to any future indebtedness of the Company to banks or financial institutions or any extensions, amendments or replacements of such indebtedness.

9. Successors and Assigns. Subject to the restrictions on transfer described in Sections 11 and 12 below, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and a Majority in Interest, provided, however, that no such amendment or waiver may, without the written consent of Investor, reduce the amount owed to Investor, change the amount of any payment of principal of, or reduce the rate of payment of interest on, the Note, and, provided, further, that any modification, amendment or waiver of this Note which would adversely affect the rights or obligations hereunder in a manner materially different from the manner in which such modification, amendment or waiver would affect the rights of other holders of Notes issued under the Note Purchase Agreement, shall require the consent of the Investor.

11. Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Note Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

12. Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of a Majority in Interest.

13. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Note Purchase Agreement in accordance with the provisions thereof, or at such other address or facsimile number as the Company shall have furnished to Investor in writing.

14. Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Note Purchase Agreement or pursuant to the terms of such Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the Investors of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

15. Payment. Payment shall be made in lawful tender of the United States.

16. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

17. Expenses. If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

18. Headings; Governing Law. The descriptive headings in this Note are inserted for convenience only and do not constitute a part of this Note. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

19. Waiver of Jury Trial; Dispute Resolution. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES TO THE ARBITRATION PROVISION CONTAINED IN THIS SECTION 19.

In the event of any dispute arising out of or relating to this Agreement, then such dispute shall be resolved solely and exclusively by confidential binding arbitration with the San Diego, California branch of JAMS (“JAMS”) to be governed by JAMS’ Commercial Rules of Arbitration applicable at the time of the commencement of the arbitration (the “JAMS Rules”) and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration. The arbitration shall be conducted in San Diego, California.

20. No Indication of Fair Market Value. The parties hereby agree that the various conversion prices negotiated and set forth herein are arbitrary and not reflective of the fair market value of any of the Company’s equity securities.

21. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Company and Investor.

[Signature page follows]

The Company has caused this Note to be issued as of the date first written above.

LANEAXIS, INC.,
a Delaware corporation

By:
Name:	Rick Burnett
Title:	Chief Executive Officer